Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
February 19, 2026

Federal Home Loan Bank of Indianapolis Announces Fourth Quarter 2025 Dividends, Reports Earnings
INDIANAPOLIS — Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") declared its fourth quarter 2025 dividends on Class B-2 activity-based capital stock and Class B-1 non-activity-based stock at annualized rates of 9.50% and 4.00%, respectively.

The dividends will be paid in cash on February 20, 2026.

Earnings Highlights
Three Months Ended December 31, 2025

Net interest income was $131 million, a net increase of $8 million compared to the corresponding period in the prior year. The increase was primarily due to higher interest spreads on interest-earning assets, net of interest-bearing liabilities, partially offset by lower earnings generated from investing our capital in interest-earning assets.

Net income was $73 million, a net increase of $6 million compared to the corresponding period in the prior year. The increase was primarily due to higher net interest income.

Year Ended December 31, 2025

Net interest income was $517 million, a net increase of $10 million compared to the prior year. The increase was primarily due to higher advance prepayment fees, net of swap termination fees, and higher interest spreads on interest-earning assets, net of interest-bearing liabilities, partially offset by lower earnings generated from investing our capital in interest-earning assets.

Net income was $324 million, a net decrease of $18 million compared to the prior year. The decrease was primarily due to valuation changes on our economic hedges resulting from interest rate volatility and an acceleration of the amortization of pension benefits from accumulated other comprehensive income to other expenses.

Exhibit 99.1
Affordable Housing Program Allocation

The Bank's Affordable Housing Program ("AHP") provides grant funding to support housing for low- and moderate-income families in communities served by its Michigan and Indiana members. Each year, the Bank is required to allocate to the AHP 10% of net income before assessments plus interest expense on mandatorily redeemable capital stock. For the year ended December 31, 2025, required AHP assessments totaled $38 million, which will be available to the Bank's members in 2026 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements, and homebuyer down-payment assistance.

In addition, the Bank voluntarily contributed $36 million in 2025 as part of the Bank's commitment to further support its AHP and additional affordable housing and community investment programs, which has been recognized and reported in other expenses.

Condensed Statements of Income

The following table presents unaudited condensed statements of income ($ amounts in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Interest income	$931	$989	$3,854	$4,130
Interest expense	800	866	3,337	3,623
Provision for credit losses	—	—	—	—
Net interest income after provision for credit losses	131	123	517	507
Other income	4	6	21	32
Other expenses	53	54	176	157
AHP assessments	9	8	38	40

Net income	$73	$67	$324	$342

Exhibit 99.1
Balance Sheet Highlights
Total assets, at December 31, 2025, were $86.3 billion, a net increase of $1.7 billion, or 2%, from December 31, 2024.

Advances
The carrying value of advances outstanding, at December 31, 2025, totaled $39.6 billion, a net decrease of $222 million, or less than 1%, from December 31, 2024.

In general, advances fluctuate in accordance with members' funding needs, primarily determined by their deposit levels, mortgage pipelines, loan growth, investment opportunities, available collateral, other balance sheet strategies, and the cost of alternative funding options.

Mortgage Loans Held for Portfolio
Mortgage loans held for portfolio, at December 31, 2025, totaled $12.4 billion, a net increase of $1.6 billion, or 15%, from December 31, 2024, as the Bank's purchases from its members exceeded principal repayments by borrowers.

In general, the Bank's volume of mortgage loans purchased is affected by several factors, including interest rates, competition, the general level of housing and refinancing activity in the United States, consumer product preferences, the Bank's balance sheet capacity, risk appetite, and regulatory considerations.

Total Investments

Total investments, which consists of investment securities and liquidity investments, totaled $33.4 billion at December 31, 2025, a net increase of $329 million, or 1%, from December 31, 2024.

Capital
Total capital, at December 31, 2025, was $4.6 billion, a net increase of $319 million, or 8%, from December 31, 2024. The net increase resulted primarily from members' purchases of capital stock to support their advance activity and growth in retained earnings, offset by the Bank's repurchases of capital stock in the first quarter of 2025.
The Bank's regulatory capital-to-assets ratio, at December 31, 2025, was 5.54%, which exceeds all applicable regulatory capital requirements.

Exhibit 99.1
Condensed Statements of Condition

The following table presents unaudited condensed statements of condition ($ amounts in millions):

	December 31, 2025	December 31, 2024
Advances	$39,611	$39,833
Mortgage loans held for portfolio, net	12,444	10,796
Total investments	33,429	33,100
Other assets	776	806

Total assets	$86,260	$84,535

Consolidated obligations	$79,677	$78,085
Mandatorily redeemable capital stock	282	363
Other liabilities	1,747	1,852
Total liabilities	81,706	80,300

Capital stock	2,696	2,555
Retained earnings	1,798	1,684
Accumulated other comprehensive income (loss)	60	(4)
Total capital	4,554	4,235

Total liabilities and capital	$86,260	$84,535

Total regulatory capital	$4,776	$4,602

Regulatory capital-to-assets ratio	5.54%	5.44%

Exhibit 99.1
All amounts referenced above are unaudited. More detailed information about FHLBank Indianapolis' financial condition as of December 31, 2025, and its results for the year then ended, will be included in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Bank's Annual Report on Form 10-K.

Safe Harbor Statement

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events and performance. Forward-looking statements can be identified by words such as "will," "believes," "may," "temporary," "estimates," and "expects" or the negative of these words or comparable terminology. Each forward-looking statement contained in this news release reflects FHLBank Indianapolis' current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.
Any forward-looking statement contained in this news release speaks only as of the date on which it was made. FHLBank Indianapolis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission ("SEC"), specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Media Contact:
For more information, contact John Bingham, SVP, MPP and Corporate Communications, at jbingham@fhlbi.com.

Building Partnerships. Serving Communities.
FHLBank Indianapolis is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to provide access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, including commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions.

For more information about FHLBank Indianapolis, visit www.fhlbi.com. Also, follow the Bank on LinkedIn, as well as Instagram and X at @FHLBankIndy. Please note that content the Bank shares on its website and social media is not incorporated by reference into any of its filings with the SEC unless, and only to the extent that, a filing by the Bank with the SEC expressly provides to the contrary.